Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Midas Medici Group Holdings, Inc. on Form S-8 of our report dated April 4, 2011, with respect to our audits of the consolidated financial statements of Midas Medici Group Holdings, Inc. and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended appearing in the Annual Report on Form 10-K of Midas Medici Group Holdings, Inc. for the year ended December 31, 2010.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 1, 2011